N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of Dec 31st 2016
Fund	Name of Person	Ownership % of Series
Variable Portfolio—Partners Small Cap Growth Fund	JPMCB NA CUST For Columbia VP—Managed Volatility Moderate Growth Fund	27.22%
Variable Portfolio—Jennison Mid Cap Growth Fund	JPMCB NA CUST For Columbia VP—Managed Volatility Moderate Growth Fund	25.15%
Variable Portfolio—CenterSquare Real Estate Fund	JPMCB NA CUST For VP Moderately Aggressive Fund	28.76%
Variable Portfolio—Eaton Vance Floating-Rate Income Fund	Riversource Life Account for Inside Distribution (Life)	26.14%
Columbia Variable Portfolio—Select Large-Cap Value Fund	JPMCB NA CUST For VP Moderately Aggressive Fund	29.60%
Columbia Variable Portfolio—Commodity Strategy Fund	JPMCB NA CUST For VP Moderately Aggressive Fund	31.21%

As of July 1st 2016
Fund	Name of Person	Ownership % of Series
Variable Portfolio—Jennison Mid Cap Growth Fund	JPMCB NA CUST For VP Moderate Fund	26.51%
Variable Portfolio—MFS Value Fund	JPMCB NA CUST For VP Moderately Aggressive Fund	25.80%
Variable Portfolio—Nuveen Winslow Large Cap Growth Fund	JPMCB NA CUST For VP Moderately Aggressive Fund	26.55%
Columbia Variable Portfolio—Select Smaller-Cap Value Fund	Allianz Life	28.68%
Variable Portfolio—MFS Blended Research Core Equity Fund	JPMCB NA CUST For VP Moderate Fund	26.97%